     Sub-Item 77O

ADVANTAGE FUNDS, INC.

Dreyfus Global Dynamic Bond Fund

On July 27, 2016, Dreyfus Global Dynamic Bond Fund (the "Fund"), a series of Advantage Funds, Inc., purchased 26 2.625% Notes due 2026 issued by Verizon Communications Inc. (CUSIP No. 92343VDD3) (the "Notes") at a purchase price of $99.745 per Note, including underwriter compensation of 0.40%.  The Notes were purchased from Merrill Lynch, Pierce, Fenner & Smith Incorporated, a member of the underwriting syndicate of which BNY Mellon Capital Markets, LLC, an affiliate of the Fund's investment adviser, was also a member.  BNY Mellon Capital Markets, LLC received no benefit in connection with the transaction.  The following is a list of the syndicate's members:

Academy Securities, Inc.

BNY Mellon Capital Markets, LLC

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

Great Pacific Securities

Lebenthal & Co., LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Mizuho Securities USA Inc.

Mischler Financial Group, Inc.

Morgan Stanley & Co. LLC

PNC Capital Markets LLC

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

 Wells Fargo Securities, LLC

The Williams Capital Group, L.P.

Accompanying this statement are materials provided to the Board of Directors for the Fund, which ratified the purchase as being in compliance with the Fund's Rule 10f-3 Procedures at a Board meeting held on December 1, 2016.  These materials include additional information about the terms of the transaction.

Dreyfus Family of Funds
FINANCIAL REPORT
10f-3 TRANSACTIONS

Dreyfus

Certifications

CCO Certification

I have prepared the enclosed board summary (the "Summary") based on reports and certifications from each manager summarizing any reportable transactions and compliance with each fund's policies.

I attest that:

- The Summary accurately reflects the Rule 10f-3 transactions provided by each manager for the period shown.
- The Summary accurately reflects funds that have no Rule 10f-3 transactions to report for the period shown.
- My review includes confirmation by the Chief Compliance Officer of each manager that the Rule 10f-3 transactions reported are accurate and in compliance with the fund's policies and procedures.
- My review includes confirmation by the Chief Compliance Officer of each manager that the fund has no Rule 10f-3 transactions to report for the period shown, if applicable.
- Based on my review and testing, I concur that all Rule 10f-3 transactions were conducted in accordance with each Fund's policies and procedures.

[signature]	**Joseph W. Connolly** *Chief Compliance Officer* Dreyfus Funds	10/10/16